SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Northwest Bancorporation, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NORTHWEST BANCORPORATION, INC.

421 West Riverside Avenue

Spokane, Washington 99201

April 16, 2010

Dear Shareholder:

It is my pleasure to invite you to attend Northwest Bancorporation, Inc.’s Annual Meeting of Shareholders. The Annual Meeting will be held on Monday, May 17, 2010, at 5:30 p.m. (local time), at the facilities of Inland Northwest Bank located at 421 West Riverside Avenue, Spokane, Washington.

The Notice of Annual Meeting of Shareholders and the Proxy Statement are attached and describe the proposals to be voted on at the meeting. During the meeting, we will also report on our operations for the recently completed fiscal year.

Regardless of the number of shares you own, your vote is important! Whether or not you plan to attend the meeting in person, please take the time to vote now by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. It is important that each registered owner as listed on the proxy card actually sign the proxy card. You may also vote in person at the Annual Meeting.

Thank you for your cooperation and for your continued support.

Sincerely,

/s/ Randall L. Fewel

Randall L. Fewel

President & Chief Executive Officer

NORTHWEST BANCORPORATION, INC.

421 West Riverside Avenue

Spokane, Washington 99201

Notice of Annual Meeting of Shareholders

to be held May 17, 2010

The 2010 Annual Meeting of Shareholders of Northwest Bancorporation, Inc. (the “Company”) will be held on Monday, May 17, 2010, at 5:30 p.m. (local time) at the facilities of Inland Northwest Bank situated at 421 West Riverside Avenue (corner of Riverside and Stevens), Spokane, Washington, for the following purposes:

(1)	To elect five Directors for a three-year term;

(2)	To ratify the appointment of Moss Adams, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010;

(3)	To consider and approve an advisory (non-binding) resolution approving the Company’s executive compensation; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These matters are more fully described in the 2010 Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on March 31, 2010, the record date, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 17, 2010. The 2010 Proxy Statement, 2010 Proxy Card and Annual Report to Shareholders for the year ended December 31, 2009 are also available at www.inb.com.

By Order of the Board of Directors,

/s/ William E. Shelby

William E. Shelby

Chairman of the Board of Directors

Spokane, Washington

April 16, 2010

NORTHWEST BANCORPORATION, INC.

421 West Riverside Avenue

Spokane, Washington 99201

PROXY STATEMENT

Annual Meeting of Shareholders

to be held May 17, 2010

Date, Time, Place and Purpose of Annual Meeting

This 2010 Proxy Statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Northwest Bancorporation, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on Monday, May 17, 2010, at 5:30 p.m. (local time), at the facilities of Inland Northwest Bank situated at 421 West Riverside Avenue, Spokane, Washington, or any adjournments or postponements thereof. At the meeting, shareholders will be asked to elect each of the nominees for the Board of Directors, to ratify the appointment of Moss Adams, LLP (“Moss Adams”) as the independent registered public accounting firm for the Company for 2010 and to consider and approve an advisory resolution approving the Company’s executive compensation.

Record Date; Outstanding Shares; Shares Entitled to Vote

The Board of Directors is sending this Proxy Statement and the enclosed proxy card on or about April 16, 2010, to shareholders of record as of the close of business on March 31, 2010 (the “Record Date”). Shareholders as of the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. As of March 31, 2010, the Company had 2,380,793 shares of common stock issued and outstanding, held by 573 shareholders of record, including shares held for 159 beneficial shareholders by 29 non-affiliated depositories. Each share of common stock outstanding on the Record Date for the Annual Meeting entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting (in the case of the election of directors, one vote for each director position up for election). Shareholders of the Company are not entitled to exercise cumulative voting rights in the election of directors.

Voting of Proxies; Quorum

The enclosed proxy, if properly signed and returned, will be voted in accordance with the instructions specified thereon. If no instructions are specified, the enclosed proxy will be voted FOR (1) the five nominees for director, (2) the ratification of the appointment of Moss Adams, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and (3) the non-binding resolution approving the Company’s executive compensation. A shareholder who has delivered a proxy may revoke it at any time before it is exercised by filing an instrument of revocation with the Secretary of the Company or by delivering a duly signed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and notifying the Secretary that the shareholder intends to vote in person. Attendance at the Annual Meeting without requesting the opportunity to vote in person will not constitute the revocation of a proxy.

The holders of a majority of the shares outstanding on the Record Date for the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The favorable vote of a majority of the votes cast at the Annual Meeting is necessary for the election of the five persons as directors, the ratification of the appointment of the independent accounting firm and approval of the advisory resolution approving the Company’s executive compensation. Abstentions and “broker non-votes” will be counted as shares that are present at the Annual Meeting for purposes of determining a quorum. Abstentions and “broker non-votes,” however, will not be counted as either votes for or against any item. There are no dissenters’ rights applicable to any matters to be considered at the Annual Meeting.

Effect of Not Casting Your Vote

If you hold your shares in street name, it is critical that you cast your vote if you want it to count for the election of directors as described in Proposal 1 of this proxy statement. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent regulatory changes take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Therefore, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf for the election of directors.

Voting Electronically via Internet or Telephone

A large number of banks and brokerage firms provide shareholders whose shares are registered in the name of such firms the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available.

Expenses of Proxy Solicitation

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Proxies will be solicited on behalf of the Company by mail and may also be solicited by directors, officers and other employees of the Company or the Company’s bank subsidiary, Inland Northwest Bank (the “Bank”), without additional remuneration, in person or by telephone or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the Record Date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by completing and returning the enclosed proxy card will help to avoid additional expense.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 17, 2010. The 2010 Proxy Statement, 2010 Proxy Card and Annual Report to Shareholders for the year ended December 31, 2009 are also available at www.inb.com.

Shareholders of record as of the Record Date are encouraged and cordially invited to attend the 2010 Annual Meeting of Shareholders. Please call Lisa A. Sanborn, Secretary of the Company, at (509) 456-8888 for directions to attend the Annual Meeting in person.

PROPOSAL 1.    ELECTION OF DIRECTORS

Composition of Board of Directors and Staggered Terms

As authorized by the Articles of Incorporation and the Bylaws, the Board of Directors, by resolution, has set the size of the Board at twelve members, divided into three classes. Directors within each class are elected to three-year terms, meaning that under ordinary circumstances, at any given time, approximately one-third of the Board of Directors would be in the first year of a three-year term, one-third would be in the second year of a three-year term and another one-third would be in the third year of a three-year term. The same persons currently serve as directors of the Bank. The staggered term arrangements for directors of the Company are the same as the staggered term arrangements for directors of the Bank.

Nominees for Election as Directors at the Annual Meeting

Five of the twelve present director positions have terms expiring, and are up for election, at this Annual Meeting. Continuing directors fill the seven other positions. The persons elected to the open positions at the Annual Meeting will serve for a three-year term ending with the Annual Meeting to be held in 2013 and until their successors are duly elected and qualified. The Board of Directors has nominated the five persons listed below for election as directors of the Company at this Annual Meeting. Each of these persons currently serves as a director.

The Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees.

Name	Age	Recent Business and Professional Experience
Katie Brodie	63	Ms. Brodie has been a director of the Bank and the Company since November 21, 2006. During the past five years, Ms. Brodie worked as property manager for Idaho Forest Industries, served as County Commissioner of Kootenai County, Idaho, and was the executive director for Concerned Business of North Idaho. She is currently serving as Special Assistant to the Governor of Idaho.

Clark H. Gemmill	66	Mr. Gemmill has been a director of the Bank since its incorporation on May 26, 1989 and a director of the Company since March 30, 1992. During the past five years, he has been a Vice President with UBS Financial Services, Inc., a financial investment firm with a branch office in Spokane, Washington. Mr. Gemmill is Chairman of the Bank Investment Committee.

Frederick M. Schunter	73	Mr. Schunter has been a director of the Bank since its incorporation on May 26, 1989 and, until his retirement on June 30, 2001, was President and Chief Executive Officer of the Bank. He has been a director of the Company since December 10, 1991 and was President of the Company prior to his retirement. From June 10, 2002 through December 31, 2005, when he retired, Mr. Schunter served as the President of Northwest Business Development Association, a non-profit Certified Development Company that assists small business borrowers in acquiring loans guaranteed by the U.S. Small Business Administration or other government or private entities. Mr. Schunter currently serves on the Board of Directors of The Coeur d’Alenes Company, which is a publicly traded company. Mr. Schunter is Chairman of the Nominating and Corporate Governance Committee.

Name	Age	Recent Business and Professional Experience
William E. Shelby	71	Mr. Shelby has been a director of the Bank since its incorporation on May 26, 1989 and Chairman of the Bank Board since May 16, 1995. He has been a director of the Company since March 30, 1992 and Chairman of the Company’s Board since May 21, 1996. For the five years prior to his retirement on December 31, 2003, Mr. Shelby had been the Vice President of Store Development for U.R.M. Stores, Inc.

Jennifer P. West	45	Ms. West has been a director of the Bank and the Company since November 21, 2006. During the past five years, Ms. West has worked as General Manager of the Spokane office of Hill & Knowlton, an international company specializing in public relations and public affairs. In December 2006, she was named Chief Operating Officer of the three Northwest offices of Hill & Knowlton.

Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. The Company knows of no reason why any nominee would be unable or unwilling to serve if elected. If any nominee becomes unavailable for election, the Board of Directors shall designate a substitute nominee. Unless instructions to the contrary are specified on the proxy card, proxies received by the Company will be voted in favor of the persons who have been nominated by the Board of Directors. There are no arrangements or understandings between any nominee and any other nominee under which the director or nominee has been selected to serve as a director. No nominee, officer, affiliate of the Company or beneficial owner of more than five percent (5%) of the common stock is a party adverse to the Company in any legal proceeding or has a material interest in any matter adverse to the Company.

Continuing Directors

Directors with terms expiring in 2011.

Name	Age	Recent Business and Professional Experience
Dwight B. Aden, Jr.	67	Mr. Aden has been a director of the Bank and the Company since May 20, 1996. For the five years prior to his retirement, in 1997, Mr. Aden was a senior member and an owner of Jones & Mitchell Insurance Co., an insurance brokerage firm in Spokane, Washington. Mr. Aden is the Chairman of the Bank Compensation Committee.

Harlan D. Douglass	72	Mr. Douglass has been a director of the Bank since its incorporation on May 26, 1989, and a director of the Company since March 30, 1992. Mr. Douglass is President of Harlan D. Douglass, Inc.

Freeman B. Duncan	63	Mr. Duncan has been a director of the Bank and the Company since May 20, 1996. Mr. Duncan is an attorney specializing in real estate matters.

Donald A. Ellingsen	73	Dr. Ellingsen has been a director of the Bank and the Company since May 20, 1996. Prior to his retirement on June 30, 1998, Dr. Ellingsen was an ophthalmologist and a member of the Spokane Eye Clinic, P.S. in Spokane, Washington.

Directors with terms expiring in 2012.

Name	Age	Recent Business and Professional Experience
Randall L. Fewel	61	Mr. Fewel has been a director of the Bank and the Company since May 16, 2000 and has served as the President and Chief Executive Officer of the Bank and the Company since July 1, 2001. Mr. Fewel has been employed by the Bank since 1994. He previously served as the Bank’s Chief Operating Officer and, prior to that, as its Senior Loan Officer. Mr. Fewel is designated as the Company’s Principal Executive Officer.

Bryan S. Norby	53	Mr. Norby has been a director of the Bank since August 15, 1989, and a director of the Company since March 30, 1992. Mr. Norby is an inactive certified public accountant and during the past five years has served as Financial Analyst for Yanke Machine Shop, President for RY Timber Company, and Treasurer for YMC, Inc. Mr. Norby served as a director on the board of Silver State Bancorp, a publicly traded company, from July 1996 to July 2008. Mr. Norby is the Chairman of the Audit Committee.

Anthony D. Bonanzino	57	Mr. Bonanzino has been a director of the Bank and the Company since November 18, 2008. Prior to his retirement in May 2008, Mr. Bonanzino was the CEO of Hollister-Stier Laboratories LLC. Mr. Bonanzino is a principal member of Century Archives Northwest, LLC. He was recently named Chairman of the Board of Trustees of Deaconess Medical Center and CEO of the Institute for Systems Medicine and also currently serves as a Commissioner on the Washington State Economic Development Commission. Mr. Bonanzino has served as the Vice Chairman of the Board of Directors for the Company since January 19, 2010.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. We regularly monitor developments in the area of corporate governance.

Code of Ethics

The Company has a Code of Ethics that applies to the Company’s chief executive officer, chief financial officer, principal accounting officer and persons performing functions similar to a controller, as well as other officers, directors and employees of the Company. The Code of Ethics was filed as an exhibit to the Company’s 2005 Annual Report on Form 10-KSB filed with the Securities & Exchange Commission (“SEC”) on March 27, 2006. To date, there have not been any waivers granted by the Company to the Code of Ethics. The Company will provide to any person, without charge, upon request, a copy of such Code of Ethics. A person may request a copy by writing or telephoning the Company at the following address:

Northwest Bancorporation, Inc.

Attention: Lisa Sanborn

421 W. Riverside Avenue

Spokane, WA 99201

(509) 456-8888

Director Independence

The Board has analyzed the independence of each director and nominee and has determined that each of the members of the Board listed below is an “independent director” as that term is defined by the rules of the NASDAQ Stock Market (“NASDAQ”) and the SEC, and that each director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board of Directors considered many factors, including any loans made to a director, each of which were made on the same terms as comparable lending transactions with other persons. Such arrangements are discussed in detail in the section entitled “Transactions with Management and Others.”

Based on these standards, the Board determined that each of the following non-employee directors, including nominated and continuing directors, is independent and has no relationship with the Company, except as a director and shareholder:

Dwight B. Aden, Jr.

Anthony D. Bonanzino

Katie Brodie

Harlan D. Douglass

Freeman B. Duncan

Donald A. Ellingsen

Clark H. Gemmill

Bryan S. Norby

Frederick M. Schunter

William E. Shelby

Jennifer P. West

Board Leadership Structure and Risk Oversight Role

The role of Chairman of the Board and President/Chief Executive Officer of the Company are not currently held by the same person. The Chairman has never been an officer or employee of the Company or the Bank and is considered an independent director as defined by the rules of NASDAQ. A separation of the Chairman of the Board and President/Chief Executive Officer roles is not mandated by any provision of law or our Articles of Incorporation or Bylaws, but the Board of Directors currently believes that this structure provides for an appropriate balance of authority between management and the Board. The Board of Directors reserves the right to establish a different structure in the future.

The Board of Directors of the Company, all of the members of which are also members of the Board of Directors of the Bank, is actively involved in the Company and the Bank’s risk oversight activities, through the work of numerous committees of the Company and the Bank, and the policy approval function of the Board of Directors of the Bank.

DIRECTOR

ATTRIBUTES:

Aden

Bonanzino

Brodie

Douglass

Duncan

Ellingsen

Fewel

Gemmill

Norby

Schunter

Shelby

West

Professional standing in chosen field X X X X X X X X X X X X

Expertise in financial services or related industry X X X

Potential classification as “financial expert” of Audit Committee X X X

Civic and community involvement X X X X X X X X X X

Other public company experience X X

Leadership and team building skills X X X X X X

Diversity by race, gender or culture X X

Specific skills/knowledge:

Finance X X X X X

Governance X X X

Human resources X X X X X

Insurance X

Investments X X X X

Law X

Manufacturing X X X

Marketing X X

Medical/dental X X

Mergers and acquisitions X X

Public relations X X

Real estate X X X X

Technology X X

Wholesaling X

Director Qualifications, Experience and Diversity

The Nominating and Corporate Governance Committee reviews certain attributes such as experience, qualifications, and skills of nominee directors. Although the Company does not have a formal policy with regard to the diversity of the Board of Directors, the Company does seek to ensure that candidates reflect a variety of professional experience, education, skills, regional business connections, differences of viewpoint, and other individual qualities. The table below identifies the attributes that resulted in the Committee’s decision to appoint and nominate the respective directors to the Company’s Board of Directors. The absence of a particular attribute should not be construed to be a determination that the director lacks such attribute and should be read in conjunction with each director’s biographical information provided above.

Meetings and Attendance of the Board of Directors

During 2009, the Company’s Board of Directors held eleven meetings. Each director attended at least 75% of the meetings of the Board and the committees on which they served, except: Mr. Douglass, who attended 50% of Compensation Committee meetings and 0% of Nominating and Corporate Governance Committee meetings; Mr. Ellingsen, who attended 0% of Nominating and Corporate Governance Committee meetings; and Ms. West, who attended 50% of Compensation Committee meetings. Board members are encouraged to attend the Annual Meeting of Shareholders; eleven directors attended the Company’s 2009 Annual Meeting of Shareholders.

Communications with Directors

Shareholders may send communications to the Board of Directors of the Company by addressing such correspondence to:

William E. Shelby

Chairman of the Board

Northwest Bancorporation, Inc.

421 W. Riverside Avenue

Spokane, WA 99201

As Chairman of the Board, Mr. Shelby monitors shareholder communications, forwards correspondence to the appropriate committee(s) or director(s), and facilitates an appropriate response.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met once during 2009. During 2009, members of this committee were Mr. Schunter (who acts as Chairman), Mr. Douglass, Mr. Ellingsen, Mr. Fewel, Mr. Norby, Mr. Shelby, and Ms. West. Responsibilities of the Nominating and Corporate Governance Committee include selecting and recommending to the full Board of Directors nominees for election as director at the Annual Meeting held each year, candidates to fill any director vacancies and persons for appointment as officers. Shareholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for director to be elected in 2011 should submit their recommendations in writing to the Nominating and Corporate Governance Committee in care of the Company’s Secretary at the Company’s principal executive office; additional information is set forth in the section of this Proxy Statement entitled “Information Concerning Shareholder Proposals and Director Nominations.”

Each current member of the Nominating and Corporate Governance Committee is independent as defined by the NASDAQ listing standards, except for Mr. Fewel. The Nominating and Corporate Governance Committee does not have a charter. The Nominating and Corporate Governance Committee will consider director candidates recommended by security holders so long as candidates are nominated pursuant to Article I, Section 9 of the Company’s Bylaws as follows:

Only persons who are nominated in accordance with the procedures set forth in the Bylaws shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Article I, Section 9. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days prior to the meeting; provided, however, that in the event that less than forty (40) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to be named in the proxy statement as a nominee and to serving as a Director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such shareholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in the Bylaws. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

The Nominating and Corporate Governance Committee has not determined whether it is necessary to adopt any additional criteria or procedures. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders and use the same qualifications for consideration of those candidates as it would for candidates recommended by members of the Nominating and Corporate Governance Committee.

Compensation Committee

The Board of Directors has established a Compensation Committee, which is responsible for establishing and administering the Bank’s executive and director compensation. The Compensation Committee met twice during 2009 and consists only of independent non-employee directors. It does not operate under a formal written charter. The members of the Compensation Committee during the fiscal year ended December 31, 2009 were Mr. Aden (who acts as Chairman), Ms. Brodie, Mr. Douglass, Mr. Duncan, Mr. Norby, Mr. Schunter, Mr. Shelby, and Ms. West. No members of this Committee were officers or employees of the Company during the year or had any relationship otherwise requiring disclosure.

Audit Committee

The Audit Committee held four meetings during 2009. During 2009, members of the Audit Committee were Mr. Norby (who acts as Chairman), Mr. Aden, Mr. Bonanzino, Mr. Duncan, Mr. Ellingsen, and Mr. Schunter. Each current committee member is considered “independent” as defined by NASDAQ listing standards. The Committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors. The Board of Directors has determined that director Bryan S. Norby meets the definition of “audit committee financial expert” as defined by the SEC. Responsibilities of the Audit Committee include monitoring compliance with Company policies and applicable laws and regulations, holding periodic meetings with the Bank’s internal and external auditors and with the Bank’s examiners to receive reports and discuss findings, making recommendations to the full Board of Directors concerning the adequacy and accuracy of internal systems and controls, the appointment of auditors and the acceptance of audits, and monitoring management’s efforts to correct any deficiencies discovered in an audit or supervisory examination.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis contained in this Proxy Statement and based upon such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors of Northwest Bancorporation, Inc.

Dwight B. Aden, Jr., Chairman

Katie Brodie

Harlan D. Douglass

Freeman B. Duncan

Bryan S. Norby

Frederick M. Schunter

William E. Shelby

Jennifer P. West

AUDIT COMMITTEE REPORT

The following is a report of the Audit Committee of the Board of Directors, which is responsible for establishing and administering the Company’s internal controls.

The Audit Committee of the Board of Directors is composed of six directors. The Board of Directors has adopted a written charter for the Audit Committee; a copy of the Charter as revised and adopted on September 20, 2005 was included as Appendix A to the Company’s Proxy Statement filed with the SEC on April 11, 2006. The Board of Directors has determined that all of the members of the Audit Committee meet the independence requirements as defined under the NASDAQ listing standards and reaffirmed that each member has no material relationship with the Company that would jeopardize the director’s ability to exercise independent judgment. The Board of Directors has determined that director Bryan S. Norby meets the definition of “audit committee financial expert” as defined by the rules of the SEC; Mr. Norby has accepted this designation.

The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as the Company’s independent registered public accountants. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The independent registered public accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to oversee these processes and the activities of the Company’s internal audit department.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement On Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

The Company’s independent registered public accountants also provided to the Audit Committee the written disclosures and the letter required by Rule 3526, “Communication with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board. The Audit Committee also considered the compatibilities of non-audit services with the accountants’ independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets with the internal and independent registered public accountants when appropriate, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

Submitted by the Audit Committee of the Board of Directors of Northwest Bancorporation, Inc.

Bryan S. Norby, Chairman

Dwight B. Aden, Jr.

Anthony D. Bonanzino

Freeman B. Duncan

Donald A. Ellingsen

Frederick M. Schunter

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

It is the responsibility of the Company’s Audit Committee to pre-approve all audit and non-audit services provided by Moss Adams LLP. The Audit Committee has adopted a policy authorizing certain permissible audit and non-audit services to be performed by Moss Adams LLP with subsequent reporting and oversight required by the Audit Committee. Permissible services, not pre-approved pursuant to this policy, require specific review and approval prior to the engagement by the Audit Committee, or a designated member. Specific pre-approval of such permissible services with estimated fees of $2,500 or less may be waived via the de minimis exception rule. Procedures are in place to ensure the Audit Committee chairman is notified in the event the de minimis rule is used. All services rendered by and fees paid to Moss Adams LLP are reported to and monitored quarterly by the Audit Committee. The Audit Committee considers whether the provision of related audit services are compatible with maintaining the independent registered public accounting firm’s independence. To assist the Audit Committee in its oversight responsibilities, the pre-approval policy identifies the three basic principles of independence with respect to services provided by the independent registered public accounting firm, as well as the non-audit services the independent registered public accounting firm is prohibited from providing. One hundred percent of all services provided by Moss Adams LLP in each of the last two fiscal years were pre-approved by the Audit Committee.

EXECUTIVE OFFICERS

Executive Officers of the Company

In addition to Mr. Fewel, the other executive officer of both the Bank and the Company is:

Holly A. Poquette, CPA—Ms. Poquette (formerly “Austin”) is 39 and has been an officer of the Bank and Company since 2000. She currently is Senior Vice President and Chief Financial Officer of the Bank and the Company and is designated as the Company’s Principal Financial Officer. Ms. Poquette has been employed by the Bank since 1997. She previously served as Cashier of the Bank, Secretary/Treasurer of the Bank and Company and, prior to that, as its Internal Auditor. Between 1992 and 1997, she worked for a public accounting firm with offices in Spokane.

There are no family relationships among the directors and executive officers of the Company. There also are no arrangements or understandings between these persons and any one of the other named persons pursuant to which any of these persons have been selected for the office or position.

Executive Officers of the Bank

The following persons are the executive and senior officers of the Bank:

Douglas J. Beaudoin—Mr. Beaudoin is 58 and has been an officer of the Bank since 1998. He currently is a Senior Vice President and Manager of the Bank’s mortgage department.

Mark V. Dresback—Mr. Dresback is 50 and has been an officer of the Bank since 2001. He currently is a Senior Vice President and Commercial Team Leader.

Elizabeth A. Herndon—Ms. Herndon is 55 and has been an officer of the Bank since 1995. She currently is a Senior Vice President and Chief Retail Banking Officer.

Ronald G. Jacobson—Mr. Jacobson is 54 and has been an officer of the Bank since 2001. He currently is a Senior Vice President and Commercial Team Leader.

Scott W. Southwick—Mr. Southwick is 59 and has been an officer of the Bank since 2007 and was appointed Secretary/Treasurer of the Bank and Company in January 2009. Previously, he served for four years, as Chief Credit Officer at Community First Bank, and prior to that, for six years as Credit Administrator for Pacific Northwest Bank; both banks were based in Washington State. He currently is Executive Vice President and Chief Credit Officer.

Named Executive Officers of the Company

Pursuant to the rules and regulations of the SEC, the Company is required to identify the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year as “named executive officers.” The SEC rules also state that where appropriate, executive officers of a subsidiary may be deemed to be named executive officers of the Company for these purposes. The Company has therefore identified Mr. Fewel, Ms. Poquette, Mr. Dresbeck, Mr. Jacobson and Mr. Southwick as its Named Executive Officers.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Remuneration of Directors and Named Executive Officers

The Summary Compensation Table following the Compensation Discussion and Analysis section sets forth all compensation paid during the last fiscal year to the Named Executive Officers. The compensation paid to the directors of the Company is described below in the Director Compensation Table. No officer or director of the Company has received any other remuneration or indirect financial benefit other than as described in these tables.

Compensation Discussion and Analysis

General Philosophy

The Compensation Committee’s compensation objective is designed to attract and retain the best available talent while efficiently utilizing available resources. The Compensation Committee seeks to compensate employees with a complete and competitive package while maintaining internal and external equality. The Compensation Committee compensates executive and senior-level management with a mix of base salary, incentive bonus, and equity compensation designed to be competitive with comparable employers in the financial services industry and to align senior management’s compensation with the long-term interests of shareholders. The process for establishing compensation consists of targeting overall compensation for each senior manager and allocating that compensation among base salary and incentive compensation. The Compensation Committee believes that a meaningful portion of total compensation should be earned through incentive compensation.

Regulatory Compliance

TARP Compensation Standards. The Emergency Economic Stabilization Act (“EESA”) of 2008, enacted on October 3, 2008, authorized the Secretary of the Treasury to establish the Troubled Asset Relief Program (“TARP”) to purchase, and to make and fund commitments to purchase, troubled assets or preferred equity from any financial institution in accordance with EESA and those policies and procedures developed and published by the Secretary of the Treasury.

On February 13, 2009, the Company sold to the United States Department of the Treasury (the “Treasury Department”), pursuant to the TARP Capital Purchase Program (“CPP”), 10,500 shares of the Company’s Series A Preferred Stock, and 525 shares of the Company’s Series B Preferred Stock, for an aggregate purchase price of $10.5 million.

As a result of the Company’s participation in the TARP CPP, in accordance with EESA, as amended by the American Recovery and Reinvestment Act (“ARRA”), enacted February 17, 2009, the Company is required to comply with a number of executive compensation standards during the period of time that the Treasury Department holds an equity position in the Company.

On March 17, 2009, the Company held a regular meeting of the Board of Directors, in which they reviewed the restrictions imposed under EESA, as amended by ARRA, and determined to implement appropriate changes to the Company’s compensation policies and procedures during 2009 to ensure compliance with the following limitations:

•

No unnecessary and excessive risk. The Compensation Committee is required to review the Company’s senior executive officer compensation programs with the Company’s senior risk officers and certify that the Company has made reasonable efforts to ensure that the incentive compensation arrangements do not encourage unnecessary risks that threaten the Company’s value.

•

Limited deductible compensation. The Company is prohibited from taking a tax deduction for annual compensation over $500,000, as provided under Internal Revenue Code Section 162(m), as amended by EESA.

•

Prohibition on severance. The Company is prohibited from making severance payments to the senior executive officers and the next five most highly-compensated employees, other than payments for services performed or benefits accrued.

•

Prohibition on bonuses, retention awards, and other incentive compensation. The Company is prohibited from paying or accruing any bonus, retention award or incentive compensation to their most highly-compensated employee subject to certain exemptions. The exceptions are limited, although the Company will be permitted to award long-term restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as such restricted stock does not fully vest during the period the Company participates in the CPP.

•

Clawback. The Company must recover bonuses, retention awards and incentive compensation paid to the senior executive officers and the next 20 most highly-compensated employees if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (whether or not the executive was at fault, any misconduct occurred, or the financial statements were restated).

•

Prohibition on compensation plans that “encourage” earnings manipulation. The Company is prohibited from implementing any compensation plan that would encourage manipulation of the Company’s reported earnings in order to enhance the compensation of any of its employees.

•	Shareholder “say-on-pay” vote required. The Company must permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the Company’s proxy statement.

•	Luxury expenditure policy. The Company must adopt a company-wide policy regarding excessive or luxury expenditures.

•

Chief Executive Officer/Chief Financial Officer certifications. The Chief Executive Officer and Chief Financial Officer of the Company must both file a written certification of compliance with the executive compensation section of EESA, as amended by ARRA, as Exhibit 99.1 to the Company’s Annual Report on Form 10-K.

•

Board compensation committee required. The Company must have a compensation committee that is comprised entirely of independent directors and meets at least semiannually to discuss and evaluate the Company’s employee compensation plans to assess any risk to the Company posed by such plans.

•

Treasury review of prior payments. ARRA directs the Treasury Department to review bonuses, retention awards and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted, and to “seek to negotiate” with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

On June 10, 2009, the Treasury Department issued an Interim Final Rule (the “IFR”), which became effective June 15, 2009, to provide guidance on the executive compensation and corporate governance provisions under EESA, as amended by ARRA. The Company has taken and will continue to take necessary steps to ensure compliance with the IFR, including providing the Company’s primary regulator and the Treasury Department with a certification of the Compensation Committee that the Company has made reasonable efforts to ensure that the Company’s compensation arrangements do not encourage unnecessary risks that threaten the Company’s value. As additional rules and regulations are promulgated under Section 111 of EESA, as amended by ARRA, the Compensation Committee will consider them and make appropriate changes to the Company’s executive compensation programs.

Targeted Overall Compensation

To assist the Compensation Committee in establishing targeted aggregate levels of compensation that will be paid if performance goals are fully met, the Compensation Committee reviews information made available to it through various industry sources, including: the Northwest Financial Industry Salary Survey, a detailed salary survey report published by Milliman Consultants and Actuaries; the Moss Adams Bankers Compensation Survey published by Moss Adams LLP; information provided by the Federal Financial Institutions Examination Council (FFIEC) for banks between $300 million and $1 billion in assets nationwide; and public information filed with the SEC. These resources detail executive and senior-level management compensation paid by financial institutions located in the Bank’s general market area, throughout the Northwest, and nationally.

To the extent possible, the Compensation Committee reviews compensation paid by companies of approximately the same asset size as the Bank, which are located as geographically close to the Bank’s market area as possible. The review is expanded, as necessary, to obtain enough comparisons to make meaningful conclusions. The Compensation Committee takes into consideration both the Bank’s financial performance compared to the performance of the similar banks and the Bank’s budget for the prior year. The Compensation Committee does not limit its review to specific geographic regions or a specific group of publicly traded companies. The Bank’s financial performance does not compare favorably to national peers reported by the FFIEC and is likely to underperform these banks until such time as asset growth results in the Bank more closely approaching the average size of the institutions within the group. Performance compared to more local competitors was mixed.

The Compensation Committee looked extensively at a number of factors, particularly the estimated total compensation for company executives. The Compensation Committee also considered the specific performance of similar banks in the various surveys and the anticipated difficulty of replacing key members of executive management. The Compensation Committee concluded that the top officers at the Bank are compensated at a level that is competitive, but that is neither especially high nor especially low when compared to compensation paid by similar institutions.

Based on its analysis, the Compensation Committee determined that no significant change to executive compensation was warranted and that changes to base pay should be nominal, if any. The Compensation Committee felt that, over time, there should be increased reliance on bonus or incentive pay related to meeting budgeted goals; however, no change was proposed to the existing incentive plan.

Allocation Among Components

The Compensation Committee has generally sought to establish a compensation mix of base salary, cash bonus, and equity compensation that varies depending upon an officer’s employment level. In allocating compensation among these elements, the Compensation Committee generally seeks to ensure that the compensation will be meaningfully performance-based. However, the Compensation Committee also recognizes that, to the extent that a greater portion of total compensation is in the form of base salary, sound judgment in business decisions will not be influenced by incentive payouts.

Executive officers and officers designated as part of senior management have historically been eligible to participate in the Executive Incentive Plan administered by the Compensation Committee. These officers, along with other Bank officers, would be granted equity-based awards from time to time with a goal of providing between 20% and 25% of the officers cash compensation in the form of incentive compensation. During 2009, four officers, the President and Chief Executive Officer, the Chief Financial Officer, the Cashier and the Chief Credit Officer would have been eligible for incentive payments through the Executive Incentive Plan. However, as a CPP participant, the Company is currently prohibited from paying or accruing any bonus, retention award or incentive compensation to its most highly paid employee. Mr. Fewel, the Company’s President and Chief Executive Officer, was determined to be the most highly compensated employee for 2009. In addition, the Compensation Committee decided not to award any of the officers Executive Incentive Plan payments because of the disappointing performance of the Company during 2008.

The Bank currently offers a separate incentive program for three officers whose primary responsibility is loan and deposit production. This program is intended to compensate them based on their level of production and is intended to range between 10-50% of base salary dependent upon production levels. Another officer oversees Bank branch managers and receives a performance bonus based on production goals achieved by the branch managers, primarily in the areas of deposit production and account service charge income. This incentive is intended to range between 5-25% of base salary dependent upon production levels. If any of these officers is determined to be the highest paid employee of the Company during the period that the Company is a CPP participant, then that employee would be subject to the regulatory restrictions that would prohibit the Company from paying or accruing any bonus, retention award or incentive compensation.

Base Salaries

The Compensation Committee provides its executive management with a level of assured cash compensation in the form of base salary, based upon the experience level of the individual executive. When setting the level of base salary for each officer, the Compensation Committee seeks to be competitive in the market and offer compensation that is comparable to compensation paid to officers with similar responsibilities at other companies with performance characteristics similar to the Company. As discussed in more detail above, the Compensation Committee looks at various industry sources to determine executive compensation levels with the intent that an executive’s compensation be in the fiftieth percentile after approximately five years of service in their respective position; longer tenured employees are targeted to be in the seventy-fifth percentile. The base salary is also intended to promote sound judgment in daily decision making. In 2009, Mr. Fewel’s base salary was $178,255, which will be the same base salary for 2010. Mr. Fewel’s current base salary is in the twenty-fifth percentile due primarily to two factors: (1) the existence of a supplemental executive retirement plan for Mr. Fewel, and (2) the Company’s lack of profitability over the past two years. The Chief Executive Officer recommends salary levels for other executive and senior officers based upon his determination of what the appropriate compensation level is for their relative performance, responsibilities and years of experience. Occasionally salary adjustments are made as defensive measures to retain key executives. The Compensation Committee concluded that the proposed salaries for other executive and senior officers were appropriate for 2009 and has determined that nominal cost of living increases are appropriate for 2010.

Incentive Bonuses

The Compensation Committee’s practice has been to award incentive cash bonuses based upon performance objectives established for the Bank, not for the combined results of the Bank and Company. Historically, the Company has set specific performance objectives and then weighted the achievement of actual results according to the weighting of each objective. Although the Compensation Committee establishes metrics for the calculation of incentive bonuses, the Compensation Committee reserves the authority to adjust the computation to reflect unusual circumstances or exceptional performance.

With respect to meeting objectives, the Compensation Committee has established a scaled performance range with threshold and maximum limits. Achieving the threshold, which is set at 90% of the targeted goal, results in payment of 50% of the targeted payout. Achieving the maximum, which is set at 120% of the targeted goal, results in payment of 150% of the targeted payout. Other levels of goal achievement, between 90% and 120% of the targeted goal, result in payments between 50% and 150% of the targeted payout.

For 2009, the Bank did not pay incentive cash bonus compensation under the incentive plan due to disappointing financial performance during 2008. In addition, the Company will continue to be subject to restrictions prohibiting it from paying its most highly compensated employee any bonus, retention award or incentive compensation so long as the Company remains a CPP participant. For 2008, incentive payouts to eligible participants in the plan were 1.9% of base salary, excluding the Chief Executive Officer who elected to receive no incentive under the plan.

Equity Compensation

Historically, the primary form of equity compensation consisted of non-qualified stock options to various employees. Prior to May 2006, non-qualified stock options were the only form of equity compensation approved by the Board of Directors that could be awarded to employees. The Board of Directors and the Compensation Committee selected this form of equity compensation because it aligned the interests of employees to those of the shareholders and also because of accounting and tax treatments of such awards. Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options somewhat less attractive. As a result, at the Annual Meeting of Shareholders held May 15, 2006, shareholders approved the Inland Northwest Bank 2006 Share Incentive Plan, which permits the issuance of restricted stock in addition to non-qualified stock options.

The Compensation Committee determined that equity compensation awards to executives should be considered part of the Company’s overall compensation program. Currently, the Compensation Committee has not set a target as to the percentage of total compensation that equity-based compensation should represent for the Chief Executive Officer or for any other employee. The decision as to whether to award restricted stock grants or options may vary from time-to-time or from employee to employee, at the discretion of the Compensation Committee. However, it is anticipated that, subject to regulatory restrictions, restricted stock will be awarded, primarily, to promote the long-term interests of the Company by retaining key Bank employees and stock options will be awarded, primarily, to attract key Bank employees. The maximum number of shares of common stock subject to stock options and restricted shares that may be awarded under the Plan, as adjusted for stock dividends, is 384,912. At December 31, 2009, 219,019 shares and/or options were available for award to employees.

The Compensation Committee’s practice is to annually award equity compensation during the December meeting of the Board of Directors. Equity awards totaling 10,250 shares, with a grant date fair value of $42,025, were made to named executive officers during 2009 and are detailed in the “Grants of Plan Based Awards” table below. Specific awards were determined based on the Chief Executive Officer’s recommendations in light of a subjective analysis of relative contribution to the Company in 2009.

Deferred Compensation Plan

The Executive Deferred Compensation Plan (the “Plan”) is a non-qualified deferred compensation plan, maintained by the Bank, under which eligible participants may elect to defer a portion of their compensation, with prior annual approval of the Board of Directors. The Bank does not match contributions to this Plan, but does credit interest on amounts deferred based on the tax-equivalent rate earned on its bank-owned life insurance products. As of December 31, 2009 there were seven participants in the Plan.

Distributions are made under the Plan following an eligible participant’s death, disability, retirement or termination of employment, payable in either a lump sum or equal monthly installments, as elected by the participant. Unless otherwise identified, any payment event triggered by a termination of employment of a specified employee shall not commence prior to the first day of the month following the date which is six months after the date of the termination of employment.

Expenses associated with the Plan were $11,711 and $14,741 for the years ended December 31, 2009 and 2008, respectively. Liabilities associated with the Plan were $213,608 and $272,952 for December 31, 2009 and 2008, respectively. To fund benefits under this Plan, the Bank is the owner and beneficiary of single premium life insurance policies on certain current and past employees. At December 31, 2009 and 2008, the cash value of these policies was $3,670,185 and $3,692,689, respectively.

Supplemental Executive Retirement Plan

The Bank maintains Supplemental Executive Retirement Plan Agreements (the “SERP Agreements”) for certain of its current and retired senior executives, which are unfunded, non-qualified executive income and retirement plans. The individual SERP Agreements provide for benefits paid out over a period of years following retirement or as of a specified date, as provided in the individual agreements. The executives who have not reached normal retirement age and are employed past the specified date for benefit payments, if applicable, are eligible for a lump sum early retirement benefit in an amount equal to their accrued balance as of the end of the month preceding their early retirement.

Expenses associated with the SERP Agreements were $122,785 and $87,368 for the years ended December 31, 2009 and 2008, respectively. Liabilities associated with these plans were $392,756 and $294,609 for December 31, 2009 and 2008, respectively.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-equity Incentive Plan Compen- sation	Change in Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	Total
Randall L. Fewel(2)	2009	$178,255	$0	$12,300	$0	$0	$52,612	$18,008	$261,175
President & CEO	2008	$178,255	$0	$0	$0	$0	$46,630	$18,618	$243,503
	2007	$178,255	$42,364	$13,340	$0	$0	$1,943	$19,620	$255,522

Mark V. Dresback	2009	$108,349	$0	$6,150	$0	$9,192	$0	$7,165	$130,856
Senior Vice President Commercial Team Leader	2008	$107,603	$20,888	$0	$0	$25,342	$0	$7,308	$161,141
	2007	$102,479	$24,602	$5,336	$0	$28,473	$0	$6,865	$167,755

Ronald G. Jacobson	2009	$144,173	$0	$9,225	$0	$15,280	$36,419	$5,933	$211,030
Senior Vice President Commercial Team Leader	2008	$142,147	$18,232	$0	$0	$68,095	$32,523	$6,900	$267,897
	2007	$138,303	$26,648	$5,336	$0	$43,319	$29,097	$7,934	$250,637

Holly A. Poquette(3)	2009	$114,293	$10,000	$6,150	$0	$0	$0	$5,852	$136,295
Senior Vice President Chief Financial Officer	2008	$95,617	$4,534	$0	$0	$0	$0	$5,713	$105,864
	2007	$92,529	$17,480	$5,336	$0	$0	$0	$5,424	$120,769

Scott W. Southwick(4)	2009	$130,102	$0	$8,200	$0	$0	$76	$5,990	$144,368
Executive Vice President Chief Credit Officer	2008	$127,709	$4,267	$0	$0	$0	$0	$6,467	$138,443
	2007	$71,555	$28,863	$2,668	$85,000	$0	$0	$11,591	$199,677

Christopher C. Jurey	2009	$20,132	$0	$0	$0	$0	$502	$532	$21,166
Former Executive V.P. Chief Financial Officer	2008	$129,927	$6,160	$0	$0	$0	$2,944	$6,830	$145,861
	2007	$128,663	$23,753	$8,004	$0	$0	$2,604	$5,739	$168,763

(1)

Stock Awards are restricted stock, and Option Awards are non-qualified stock options. Amounts are computed using the fair market value of the stock or option at the grant date. Restricted stock and stock options were awarded under our Inland Northwest Bank 2006 Share Incentive Plan.

(2)

During 2009, all other compensation for Mr. Fewel consisted of $6,000 in car allowance, $4,800 in club membership dues, $5,168 in matching contributions to the Bank’s defined contribution retirement plan, and $2,040 in parking allowance. In 2008, all other compensation for Mr. Fewel consisted of $6,000 in car allowance, $5,011 in club membership dues, $5,387 in matching contributions to the Bank’s defined contribution retirement plan, and $2,220 in parking allowance. In 2007, all other compensation for Mr. Fewel consisted of $6,000 in car allowance, $6,153 in club membership dues, $5,487 in matching contributions to the Bank’s defined contribution retirement plan, and $1,980 in parking allowance.

(3)	The bonus paid to Ms. Poquette during 2009 represents a discretionary bonus.

(4)

During 2007, all other compensation for Mr. Southwick consisted of $9,382 in moving expenses, $1,219 in matching contributions to the Bank’s defined contribution retirement plan, and $990 in parking allowance.

Grants of Plan-Based Awards

There were no grants of plan-based awards to the Named Executive Officers during the fiscal year ending December 31, 2008. The following table sets forth grants of plan-based awards during 2009 for the Named Executive Officers:

Name	Grant Date	Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock, per Share	Grant Date Fair Value of Stock
Randall L. Fewel	December 16, 2009	3,000	$4.10	$12,300

Mark V. Dresback	December 16, 2009	1,500	$4.10	$6,150

Ronald G. Jacobson	December 16, 2009	2,250	$4.10	$9,225

Holly A. Poquette	December 16, 2009	1,500	$4.10	$6,150

Scott A. Southwick	December 16, 2009	2,000	$4.10	$8,200

Outstanding Equity Awards at Fiscal Year-End

The following table shows information on outstanding stock options and restricted stock awards held by each Named Executive Officer as of December 31, 2009.

	Option Awards(1)				Stock Awards(2)
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Randall L. Fewel
12/19/2000	4,221	—	7.11	12/19/2010	—	—
07/01/2001	13,401	—	7.46	07/01/2011	—	—
12/18/2002	6,381	—	7.91	12/18/2012	—	—
12/17/2003	3,647	—	10.94	12/17/2013	—	—
12/22/2004	2,315		11.96	12/22/2014	—	—
12/19/2007	—	—	—	—	1,000	2,900
12/16/2009	—	—	—	—	3,000	8,700

Mark V. Dresback
11/01/2001	2,680	—	7.46	11/01/2011	—	—
12/18/2002	638	—	7.91	12/18/2012	—	—
12/17/2003	608	—	10.94	12/17/2013	—	—
12/22/2004	579	—	11.96	12/22/2014	—	—
12/19/2007	—	—	—	—	400	1,160
12/16/2009	—	—	—	—	1,500	4,350

Ronald G. Jacobson
07/01/2001	3,484	—	7.46	07/01/2011	—	—
12/18/2002	1,276	—	7.91	12/18/2012	—	—
12/17/2003	1,216	—	10.94	12/17/2013	—	—
12/22/2004	868	—	11.96	12/22/2014	—	—
12/19/2007	—	—	—	—	400	1,160
12/16/2009	—	—	—	—	2,250	6,525

Holly A. Poquette
12/19/2000	2,814	—	7.11	12/19/2010	—	—
12/18/2002	638	—	7.91	12/18/2012	—	—
12/17/2003	1,216	—	10.94	12/17/2013	—	—
12/22/2004	868	—	11.96	12/22/2014	—	—
12/19/2007	—	—	—	—	400	1,160
12/16/2009	—	—	—	—	1,500	4,350

Scott W. Southwick
06/11/2007	2,000	3,000	17.00	6/11/2017	—	—
12/19/2007	—	—	—	—	200	580
12/16/2009	—	—	—	—	2,000	5,800

(1)

The stock option awards vest pro rata over a five-year period from the grant date with the first 20% vesting one year after the grant date. Stock option awards may accelerate in the event of a change in control, as defined by the Inland Northwest Bank 2006 Share Incentive Plan.

(2)

Restricted shares issued in 2009 cliff-vest five years after the award date; restricted shares issued prior to 2009 cliff-vest three years after the award date. All restricted shares are subject to transferability restrictions upon vesting. Dividends are credited on restricted stock upon vesting and are subject to the same restrictions as the underlying restricted stock. Restricted stock awards may accelerate in the event of a change-in-control, as defined by the Inland Northwest Bank 2006 Share Incentive Plan.

(3)	Market value is calculated at $2.90 per share, which was the closing price of the Company’s stock on December 31, 2009, the last trading day of the year.

Option Exercises and Stock Vested

The table below shows each stock option that was exercised by a Named Executive Officer and the number of restricted shares, if any, that vested during the fiscal year ended December 31, 2009. In each case, the option exercise price to be paid by the optionee and the related taxes to be withheld were all received by the Company.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Randall L. Fewel	—	$—	2,100	$7,640
Mark V. Dresback	—	—	682	2,433
Ronald G. Jacobson	—	—	1,155	4,070
Holly A. Poquette	—	—	840	2,936
Scott W. Southwick	—	—	—	—
Christopher C. Jurey	—	—	—	—

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009, with respect to compensation plans under which shares of the Company’s common stock may be issued:

Plan Category	Number of shares to be issued upon exercise of outstanding options	Weighted- average exercise price on outstanding options	Number of shares remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by shareholders
Stock option plans	87,003	$9.67	219,019
Restricted stock awards	21,349	$0.00	219,019
Equity compensation plans not approved by shareholders	None	None	None

	108,352	$7.77	219,019

(1)

The Inland Northwest Bank 2006 Share Incentive Plan provides an aggregate total of up to 219,019 shares which may be granted as either stock options or restricted stock awards. Stock options and restricted stock granted are adjusted for stock dividends or splits.

Compensation of Directors

During 2009, Directors of the Bank (excluding the Chairman and Mr. Fewel) received an attendance fee in the amount of $250 per meeting and $150 per committee meeting. The Chairman received a $450 attendance fee per board meeting. Director-employees are not compensated for meeting attendance. Each director other than Mr. Fewel also received 400 shares of common stock of the Company as compensation. The Board Chairman received an additional 200 shares of common stock, and Board Committee Chairs whose committees met four or more times during the year received an additional 100 shares of common stock. No other compensation arrangement has been established for the directors of the Company.

Director Compensation Table

	Fees earned and paid in cash	Fees earned and paid in stock(1)	Total
Dwight B. Aden, Jr.	$5,900	$2,135	$8,035
Anthony D. Bonanzino	4,450	854	5,304
Katie Brodie	5,200	1,708	6,908
Harlan D. Douglass	4,550	1,708	6,258
Freeman B. Duncan	3,950	1,708	5,658
Donald A. Ellingsen	3,400	1,708	5,108
Clark H. Gemmill	3,800	2,135	5,935
Bryan S. Norby	4,250	2,135	6,385
Richard H. Peterson(2)	2,650	2,135	4,785
Frederick M. Schunter	6,950	1,708	8,658
William E. Shelby	8,400	2,562	10,962
Jennifer West	3,500	1,708	5,208

(1)	Market value on the date of issue, May 1, 2009, was $4.27 per share.

(2)

Mr. Peterson retired from the Board in May 2009; fees earned and paid in cash were for Board and Committee meetings through that date. Fees earned and paid in stock were for the 12-month period beginning in May 2008 and ending in May 2009.

The aggregate annual remuneration of Named Executive Officers and directors of the Bank as a group was $984,094 for fiscal year 2009.

Employment and Change of Control Agreements

The employment agreements described below reflect the current terms of the Named Executive Officers’ contracts with the Company. However, these agreements are subject to the executive compensation restrictions applicable to CPP participants under EESA, as amended by ARRA. Specifically, the Company is subject to, among other things, restrictions from paying any bonus, retention award, or incentive compensation, other than certain awards of restricted stock, to the institution’s most-highly compensated employee; restrictions from making payments to a senior executive officer or any of the next five most-highly compensated employees for departure from the Company for any reason, except for payments for services performed or benefits accrued; and the required clawback provision, which allows the recovery of any bonus or other incentive payment paid to a senior executive officer or any of the next 20 most-highly compensated employees on the basis of materially inaccurate financial information. For more information on the provisions imposed on the Company while it participates in the Treasury Department’s CPP, see, “Regulatory Compliance—TARP Compensation Standards.”

The Bank previously entered into an employment agreement with Mr. Fewel, dated January 8, 2003. The employment agreement provides for a continuous employment term until such time as the Bank notifies him that the Bank will establish an employment term of one-year, commencing with the date of receipt of such notice by him. Upon receiving such notice Mr. Fewel could resign and continue to receive payment of his fixed-salary and certain benefits for a period of one-year. The agreement provides that, during the term of the agreement, he will remain employed in an executive position, with no reduction in his fixed-salary should his position change and that his fixed-salary will be adjusted annually at the discretion of the Board. The fixed-salary will not be decreased from year-to-year; however, incentive payments, if any, and other benefits may be more or less than received in prior years. The Bank may terminate Mr. Fewel’s employment without cause; however, in that case, he would continue to receive payment of his fixed salary and certain benefits for a period of one-year.

In the event of a change in control of the Company, the agreement provides for a severance payment to Mr. Fewel for certain terminations during a thirty-six month period following the date of the change in control. Any severance payment made to him will be reduced to the extent necessary to meet the requirements of Internal Revenue Service regulations then in effect, as well as the rules, regulations or lawful directives of other agencies with regulatory or supervisory authority over the Company or the Bank.

Under the current agreement, the Bank’s obligation for payment to Mr. Fewel under any of the above-described circumstances may be reduced, in part or in full, if he receives compensation from a successor employer or from self-employment while the Bank is making payment to him. If the successor employer is a financial institution located within the Bank’s market area, and if he has not obtained prior approval from the Bank’s Board of Directors, the Bank is under no obligation to continue any severance payment or benefits.

As a Named Executive Officer of the Company and the most-highly compensated employee for 2009, Mr. Fewel is subject to many of the restrictions on executive compensation under EESA and ARRA. Pursuant to EESA and ARRA, the Company will restrict Mr. Fewel’s receipt of any bonus, retention award, or incentive compensation, prohibit severance payments, and implement the clawback provision, as required, during the period which the Treasury Department holds an equity interest in the Company.

The Bank previously entered into similar employment agreements with Ms. Poquette, Mr. Dresback and Mr. Jacobson; however, in the event of a change in control, the period considered for severance payments is twelve months. As Named Executive Officers of the Company, Ms. Poquette, Mr. Dresback and Mr. Jacobson are also subject to many of the restrictions on executive compensation under EESA and ARRA. Pursuant to EESA and ARRA, the Company will prohibit severance payments, and implement the clawback provision, as required, during the period which the Treasury Department holds an equity interest in the Company.

Incentive Plan for Senior Management

The purpose of the Executive Incentive Plan (the “EIP”) is to reward senior Bank management for its efforts in meeting or exceeding the annual goals approved by the Board of Directors during the annual budgeting process. The EIP defines a number of factors that are considered to be of importance by the Board in enhancing the long-term viability of the Bank and return to shareholders. A portion of each officer’s total compensation is dependent upon performance in relation to the budget, adjusted to reflect the Bank’s overall performance in comparison to that of similar financial institutions. Incentive payments made to named executives under the EIP are disclosed in the Summary Compensation Table. As a result of the Bank’s performance during 2008 and 2009 the EIP was suspended for 2009. Whether or not the EIP will be reinstated in future years will be based upon the Bank and the Company’s future performance.

Profit Sharing Plan

The Bank maintains a 401(k) profit sharing plan covering all employees who meet certain eligibility requirements. The plan allows employees to elect up to 50% of their compensation to be paid into the plan. The Bank’s policy is to match contributions equal to 50% of the participant’s contribution, not to exceed 3.0% of the participant’s compensation. Vesting occurs over a six-year graded vesting schedule. Expenses associated with the plan were $134,881 and $140,047 for the years ended December 31, 2009 and 2008, respectively.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Company, through its Bank subsidiary, has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families, and affiliated companies in which they are principal shareholders. Aggregate loan balances with related parties at December 31, 2009 and 2008, were $300,321 and $326,586, respectively. During the years ended December 31, 2009 and 2008, total principal additions were $66,459 and $188,221 and total principal payments were $92,814 and $1,572,130, respectively. Aggregate deposit balances with related parties at December 31, 2009 and 2008, were $1,645,199 and $1,465,196, respectively. All related party loans and deposits which have been made, in the opinion of management, are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These transactions did not involve more than the normal risk of collectibility or present other unfavorable features.

During 2006, the Bank entered into an agreement to lease property owned by Harlan D. and Maxine H. Douglass. Mr. Douglass is a director of the Bank and the Company. The property is located in the northwest section of the city of Spokane, WA. The initial term of the lease is twenty years. The Bank has the right to extend the lease for four additional five-year periods. The approximate aggregate value of the lease over the twenty-year term is $1.8 million. The Bank received regulatory approval and established a branch at this location which opened in May 2008. It is the policy of the Board of Directors to review and approve transactions with related parties. Disinterested Board members reviewed and approved this transaction and found the terms and conditions of the lease to be an arm’s length transaction consistent with those offered on similar properties by non-affiliated parties. The lease was filed as Exhibit 10.1.11 to the Company’s second quarter report for 2006 on Form 10QSB, filed with the SEC on August 4, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of the Company’s common stock as of March 1, 2010 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table under “Executive Compensation and Related Information” (the “Named Executive Officers”); and, (iii) all executive officers and directors as a group, and, based on currently available Schedules 13D and 13G filed with the SEC, the beneficial owners of more than 5% of our common stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock(2)
Harlan D. Douglass	242,536	(3)(4)	10.19%
Frederick M. Schunter	70,586	(3)	2.96%
Clark H. Gemmill	53,526		2.25%
Randall L. Fewel	49,460		2.08%
William E. Shelby	25,070		1.05%
Donald A. Ellingsen	13,825	(5)	*
Bryan S. Norby	11,028	(3)	*
Ronald G. Jacobson	9,092	(3)	*
Holly A. Poquette	8,367		*
Freeman B. Duncan	7,784	(6)	*
Dwight B. Aden Jr.	6,260		*
Scott W. Southwick	6,950	(3)	*
Mark V. Dresback	5,187		*
Katie Brodie	1,830		*
Jennifer West	1,457		*
Anthony D. Bonanzino	200		*
All directors and executive officers as a group (16 persons)	513,158		21.55%

Name and address of beneficial owners of more than 5%:
Harlan D. Douglass
815 E. Rosewood, Spokane, WA 99208	242,536		10.19%
Estate of Ronald C. Yanke
P.O. Box 5405, Boise, ID 83705	138,464		5.82%

*	Less than 1.0%.

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares or if he or she has the right to acquire beneficial ownership within 60 days after March 1, 2010. The table therefore includes shares owned by spouses or other immediate family members, shares held in retirement accounts, in trust, or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named may possess voting and/or investment power. The amounts shown include the following number of shares that the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options: Mr. Fewel 29,502; Mr. Jacobson 6,671; Ms. Poquette 5,363; Mr. Southwick 1,000; Mr. Dresback 4,389; and all executive officers and directors as a group, 49,625.

(2)	Based on 2,380,793 shares of common stock issued and outstanding as of March 1, 2010, including 46,925 shares of unvested restricted stock.

(3)	Includes shares held with or by his/her spouse and/or minor children.

(4)	Includes 4,378 shares held by Harlan Douglass, Inc.

(5)	Includes 9,623 shares held by Spokane Eye Clinic.

(6)	Includes 900 shares held in a revocable trust and 5,881 shares held by profit sharing plans.

We have no knowledge of any other arrangements, including any pledge by any person of our securities, that may at a subsequent date result in a change in control of our Company.

To the best of our knowledge, we are not directly or indirectly owned or controlled by another corporation or foreign government.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (collectively, “Reporting Persons”), to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Based solely on a review of the copies of such reports received by the Company and on written representations from such reporting persons, the Company believes that all Reporting Persons complied with the Section 16(a) filing requirements during 2009, except that director William E. Shelby filed one late Form 4 reporting one purchase.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Moss Adams, LLP, 601 West Riverside Avenue, Suite 1800, Spokane, Washington 99201, (509) 747-2600, as the independent registered public accounting firm to examine the consolidated financial statements of the Company and its subsidiary for the fiscal year ending December 31, 2010. The shareholders are asked to consider and vote upon the ratification of this appointment.

The Board of Directors recommends that the shareholders ratify the appointment of Moss Adams, LLP as the independent registered public accounting firm.

Moss Adams, LLP and its predecessor, McFarland & Alton, P.S., have examined the financial statements of the Bank since the Bank’s organization in 1989 and the consolidated financial statements of the Company and its subsidiaries since the Company became a holding company for the Bank in 1993. Moss Adams, LLP has advised the Company that one or more representatives of that accounting firm will be present at the Annual Meeting and available to respond to appropriate questions. Such representatives will have an opportunity to make a statement at the Annual Meeting if they desire to do so.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table summarizes the fees that Moss Adams, LLP charged the Company for the listed services during 2009 and 2008:

Type of fee	2009	2008	Description
Audit fees	$82,250	$75,900	Services in connection with the audit of our annual financial statements and the review of our financial statements included in our reports on Form 10-K.

Audit-related fees	17,000	—	Worked related to regulatory compliance.

Tax fees	—	4,650	Services in connection with the preparation of Federal and State of Idaho income tax returns.

All other fees	—	4,078	General consulting and out of pocket expenses.

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009, includes a provision requiring CPP participants, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the SEC. As a CPP participant, this requirement applies to any proxy, consent, or authorization for an annual or other meeting of the Company’s shareholders. Under this legislation, the shareholder vote is not binding on the Company’s Board of Directors and may not be construed as overruling any decision by the Company’s Board of Directors.

Therefore, shareholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the Company’s executive compensation policies and procedures as described above in the Compensation Discussion and Analysis, the compensation tables, and related discussion in the Company’s 2010 Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the Company’s executive pay program.

The purpose of the Company’s compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of shareholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommends shareholders vote “FOR” the proposal through the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s executive officers, as described in the Compensation Discussion and Analysis and the tabular disclosure and accompanying narrative disclosure regarding named executive compensation in the Company’s 2010 Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Company’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that shareholders vote “FOR” this Proposal.

OTHER BUSINESS

No other business is intended to be brought before the Annual Meeting by the Board of Directors, nor is the Board of Directors aware of any other business to be brought before the Annual Meeting by others. If, however, any other business properly comes before the Annual Meeting, the enclosed proxy authorizes the persons named in the proxy to vote on such other business in their discretion.

Information Concerning Shareholder Proposals and Director Nominations

Under the SEC rules, for shareholder proposals to be considered for inclusion in next year’s proxy statement, they must be submitted in writing to Lisa A. Sanborn, Secretary, Northwest Bancorporation, Inc., 421 West Riverside Avenue, Spokane, Washington 99201 on or before December 17, 2010, unless our 2011 Annual Meeting is not held within 30 calendar days before or after May 16, 2011, in which case the deadline for shareholder proposals to be considered for inclusion in next year’s proxy statement would be a reasonable time before the Company begins to print and send its proxy materials.

Pursuant to the Company’s bylaws, for shareholder nominations of directors to be properly presented at a shareholders meeting, we must receive notice of any such nomination on or before March 16, 2011, unless notice of the Annual Meeting is provided less than 40 days prior to the date of the meeting, in which case the notice by the shareholder nominating directors must be received not later than the close of business on the tenth day following the day on which the first public announcement of the date of the Annual Meeting was made or the notice of the meeting was mailed, whichever occurs first. For any other shareholder proposals to be properly presented at a shareholders meeting, we must receive notice of any such proposal by shareholders on or before December 17, 2010.

Directors, officers, and employees of the Company and the Bank may also solicit proxies by mail, telephone and personal contact, but they will not receive any additional compensation for these activities.

REPORT TO SHAREHOLDERS

The Annual Report on Form 10-K (without exhibits) of the Company for the fiscal year ended December 31, 2009 is also enclosed with this Proxy Statement. Part I, Items 1 and 2 of the Annual Report includes a description of the business and property of the Company; these descriptions are included by reference herein. The consolidated financial statements of the Company (appearing in Part II, Item 8 of the Annual Report, under the heading “Northwest Bancorporation, Inc. and Subsidiary, Report of Independent Registered Public Accounting Firm and Financial Statements, December 31, 2009 and 2008”) and the information regarding lack of changes in or disagreements with accountants of the Company (appearing in Part II, Item 9 of the Annual Report) are incorporated by reference herein.

AVAILABLE INFORMATION

The Company currently files periodic reports and other information with the SEC. Such information and reports may be obtained as follows:

You may read and copy the information and reports at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You will find the information and reports on the SEC Internet site at www.sec.gov.

You can access the Bank’s website at www.inb.com. Links to the SEC Internet site are provided on the Bank’s website. Additional information, including recent press releases, is also available on the Bank’s Website.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ William E. Shelby

William E. Shelby

Chairman

April 16, 2010

NORTHWEST BANCORPORATION, INC.

421 W. Riverside

Spokane, Washington 99201

The undersigned hereby constitutes and appoints RANDALL L. FEWEL, WILLIAM E. SHELBY or LISA A. SANBORN, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of the undersigned which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of NORTHWEST BANCORPORATION, INC. to be held on Monday, May 17, 2010 at 5:30 p.m. (PDT) or any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 17, 2010. The 2010 Proxy Statement, 2010 Proxy Card and Annual Report to Shareholders for the year ended December 31, 2009 are also available at www.inb.com.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE BELOW ITEMS. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY SPECIFICATIONS MADE BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BELOW ITEMS AND AT THE DISCRETION OF THE PROXY AGENTS AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(1)	Election of five Directors for a three-year term.

	Nominees: Katie Brodie Clark H. Gemmill Frederick M. Schunter William E. Shelby Jennifer P. West	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name below:

(2)	Ratification of the selection of Moss Adams, LLP as independent certified registered public accounting firm for the fiscal year ending December 31, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)	To approve the compensation of the Company’s executive officers, as described in the Compensation Discussion and Analysis and the tabular disclosure and accompanying narrative disclosure regarding named executive compensation in the Company’s 2010 Proxy Statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(To be signed on the other side)

NORTHWEST BANCORPORATION, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2010 AT 5:30 P.M. (PDT) AT:

INLAND NORTHWEST BANK

421 WEST RIVERSIDE

SPOKANE, WASHINGTON 99201

PLEASE FILL IN, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Shareholder’s signature must agree with name appearing on mailing label. If the shares are held in joint tenancy, all parties to the joint tenancy must sign. When signing the proxy as attorney-in-fact, personal representative, trustee, or guardian, please indicate capacity in which you are signing.

	Shareholder’s Signature	Date

	Shareholder’s Signature	Date
MAILING LABEL	(OVER)